Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox CEO to Investors: Annuity Business, Industry Leadership, Solid Financial Position are Strong Assets in Tough Economic Conditions

NEW YORK, Nov. 24, 2008 – At its annual investor conference being held here today, Xerox Corporation (NYSE: XRX) is addressing how its annuity-based business model, strong operating cash flow and industry-leading document management services and technology are assets in tough economic times.

“Our value proposition is supported by the strength of our financial position and the resiliency of our recurring revenue stream,” said Anne Mulcahy, Xerox chairman and chief executive officer. “We’re managing our operations with a close eye on the bottom line. The restructuring actions we’re taking this quarter are expected to deliver $200 million in savings next year, giving us greater flexibility to operate even more efficiently and effectively in an uncertain economic environment.

“About 85 percent of our cash flow is generated from our annuity business model. This annuity is driven by install activity of our technology and multi-year contracts for document services,” she added. “Despite the current economy, the backlog of orders for our products and a 14 percent increase this year in signings for document services along with our disciplined approach to cost management give us confidence in the overall health of our business and our ability to navigate through these challenging times.”

During the conference, Xerox will outline 2009 expectations with operating profit between $1.4 billion to $1.7 billion and cash from operations of $1.7 billion to $1.9 billion. As a result, 2009 earnings per share are expected to range between $1.00 and $1.25 and free cash flow per share of $1.60 to $1.85. The company noted that the range reflects the extraordinary volatility from the impact of currency. Given the strength of Xerox’s cash flow and its credit facility of $2 billion, the company has no requirement to access the capital markets in the foreseeable future.

Xerox’s investment in innovation has brought to market more than 100 products in the last three years, building the broadest portfolio in the industry and in Xerox’s history. Maintaining this focus on innovation, the company said it expects 2009 investments in research, development and engineering will be 4 percent to 5 percent of total revenue.

The combination of document services, affordable and innovative color technology, and broader distribution to businesses of any size enables Xerox to attack a $132 billion market. During the investor conference, the company will discuss how it is addressing this growth market, including:

Document services that help businesses work faster and smarter with lower costs.

Today businesses call upon Xerox to help reduce their infrastructure costs by outsourcing the management of office technology and in-house print shops. According to Gartner, Xerox holds the number-one market share for managed print services with 50 percent of the total U.S. market.

Also core to Xerox’s document services offerings is its industry expertise in converting paper to digital and helping customers seamlessly track, edit, share and save documents in any form. Last week, Xerox was named the preferred global imaging partner for IBM Managed Business Process Services, a unit of IBM Global Technology Services. Under the worldwide agreement, Xerox will scan and image millions of documents for IBM and its customers.

In addition, Xerox has announced strategic partnerships with IT services companies CSC and HCL Technologies, which will help drive revenue growth as clients seek more integration with their IT support and document management.

“In a world where 15.2 trillion pages are printed each year and $650 billion in productivity is lost each year due to the overload of information, Xerox’s expertise in simplifying the way work gets done helps customers save up to 30 percent on their document management costs,” said Ursula Burns, president of Xerox. “During the first three quarters of 2008, our annuity revenue from document services has increased 6 percent.”

Affordable color printing systems that cut through the clutter with high-impact communications.

Xerox continues to benefit from making color printing affordable for businesses of any size. Today, Xerox leads the industry in the number of color pages printed and holds the number-one revenue share position. Revenue from color represents more than 37 percent of Xerox’s total revenue through the third quarter of this year, and 16 percent of the total pages printed on Xerox technology are color pages.

With the broadest portfolio of color printings systems on the market, Xerox continues to create new business opportunities in production printing through color technology and systems such as the Xerox iGen4™ Press and Xerox 700 launched earlier this year.

More distribution channels bring Xerox’s technology and services to more businesses of any size, anywhere around the world.

Xerox sells to businesses small to large through the industry’s most extensive sales channels including approximately 14,000 dedicated sales representatives and a wide global network of resellers.

By acquiring nine office technology dealers in the last two years and launching 18 products this year designed for small and mid-size businesses, Xerox has significantly increased install activity for its desktop printers and multifunction systems that print, copy, fax and scan. Through the third quarter of this year, installs of desktop devices are up 32 percent worldwide with 38 percent growth alone from the company’s developing markets.

“We’re not immune to economic issues and the unpredictability of these coming months will likely make for a challenging environment,” said Mulcahy. “But we’re better positioned than most – and believe we have the flexibility to manage our business successfully through today’s challenges and for the long-term value of our shareholders.”

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Media Contacts:

Michael Moeller, Xerox Corporation, +1-203-849-2469, michael.moeller@xerox.com, by cell phone at +1-408-439-4169

Carl Langsenkamp, Xerox Corporation, +1-585-423-5782, carl.langsenkamp@xerox.com, by cell phone +1-585-261-8632

Note: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that we will not realize all of the anticipated benefits from our 2007 acquisition of Global Imaging Systems; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to protect our intellectual property rights; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and Sept. 30, 2008, and our 2007 Form 10-K Report filed with the Securities and Exchange Commission.

The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Measure:

Expected 2009 free cash flow per share is discussed in this release and represents a non-GAAP financial measure. Free cash flow per share is calculated by dividing Free Cash Flow by our diluted shares outstanding. Management believes this measure allows us to benchmark and make relative comparisons of our Free Cash Flow generation against other companies in our industry and market, since it allows us to measure Free Cash Flow relative to our market capitalization and stock price. Free cash flow per share is solely used by management as a means to assess the Company’s Free Cash Flow and should not be construed as an amount that accrues directly to the shareholders benefit. Free Cash Flow is also a non-GAAP financial measure and represents cash flows from operations less amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective of cash flow from operations in excess of amounts required for reinvestments. It provides a measure of our ability to fund acquisitions, repay debt, pay dividends and repurchase shares. A calculation of the expected 2009 free cash flow per share is set forth below (amounts in millions, except per-share data):

Expectations:	Full Year 2009
Cash flow from operations	$1,700	$1,900
Capital expenditures, including internal use software	(275)	(275)
Free Cash Flow	$1,425	$1,625
Adj. Weighted Average Shares	885	885
Free cash flow per share - Rounded	$1.60	$1.85

For more information on Xerox, visit www.xerox.com or www.xerox.com/investor. For open commentary and industry perspectives, visit www.xerox.com/blogs or www.xerox.com/podcasts.

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